Exhibit 11

                          IRON MOUNTAIN INCORPORATED

                   Computation of Earnings per Common Share


                (Amounts in thousands, except per share data)



                                                                                  Six Months Ended
                                             Year Ended December 31,                  June 30,
                                   --------------------------------------------   ----------------
                                    1991     1992    1993     1994       1995      1995      1996
                                   -------    ----    ----    ------    -------    ------   ------
Weighted Average Shares
  Outstanding:

 Common Stock                          --      --      --        --         --        --     7,987
 Non-Voting Common Stock               --      --      --        --         --        --       415
 Class A Common Stock                  --      14      29        29         38        31         8
 Class C Common Stock                 266     266     266       185         --        --        --
 Series A1 Preferred Stock          2,962   2,962   2,962     1,152        556       988        22
 Series A2 Preferred Stock             --      --      --     1,808      1,948     1,961       330
 Series A3 Preferred Stock             --      --      --        --        432        --       146
 Series C Preferred Stock           4,810   4,810   4,810     4,810      4,810     4,810       819
                                    -----   -----   -----     -----      -----     -----      ----

Weighted Average Common Shares
  Outstanding                       8,038   8,052   8,067     7,984      7,784     7,790     9,727

Dilutive Effect of Stock
  Options Considered Common
  Stock Equivalents Computed
  under the Treasury Stock
  Method Using the Average
  Price                               --       --      --        --         --        --       172
                                    -----   -----   -----     -----      -----     -----      ----

Weight Average Common and
  Common Equivalent Shares
  Outstanding                       8,038   8,052   8,067     7,984      7,784     7,790     9,899
                                    =====   =====   =====     =====      =====     =====     =====
Net Income (Loss) Applicable
  to Common Stockholders          ($1,814) $  961  $  628   ($  128)   ($1,859)  ($  533)   $  417
                                   ======  ======  ======    ======     ======    ======    ======

Net Income (Loss) per Common
  and Common Equivalent Share     ($ 0.23) $ 0.12  $ 0.08   ($ 0.02)   ($ 0.24)  ($ 0.07)   $ 0.04
                                   ======  ======  ======    ======     ======    ======    ======
